CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

GPC FUND II, LLC

1.

The name of the limited liability company is:  GPC Fund II, LLC.

2.

The Certificate of Formation of the limited liability company is hereby amended as follows:

First:

The name of the limited liability company is Golden Pacific Homes, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 24th day of August, 2016.

By:

Ian R. Fisher

Authorized Person